TRANSLATION FROM GERMAN ORIGINAL


                      tksynv3 as amended on June 26, 1995


                              SYNDICATE AGREEMENT


entered into by and between

Osterreichische Philips Industrie Ges.m.b.H.,
Triester Strabe 64, A-1101 Vienna,
hereinafter referred to as "OPHI"

and

Cable-Networks Austria Holding B.V.
Groenewoudseweg 1, NL-5621 BA Eindhoven, Netherlands, hereinafter referred to as "CNA"

both jointly referred to as "OPHI/CNA", on the one hand,

and

Kabel-TV-Wien Ges.m.b.H.,
Hofzeile 3, A-1190 Vienna
hereinafter referred to as "KTV", on the other hand,

both parts hereinafter jointly referred to as "Contracting Parties",

as follows:
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                                      -2-

                                   Preamble

1. More than 17 years ago, the City of Vienna, via KTV, and OPHI resolved to cooperate in, and consequently established, Telekabel Wien GmbH (hereinafter referred to as "Telekabel Wien") in order to set up a cable TV network for Vienna. Today, the Viennese network has more than 350,000 subscribers. With this cable TV network and the services offered, Vienna has one of the most efficient networks in Europe. This success is due to the excellent cooperation between the various departments of the City of Vienna, KTV and Telekabel Wien.

2. Philips Electronics N.V. and its subsidiaries which are controlled by the former (hereinafter jointly referred to as "Philips") endeavor to become the biggest provider of cable TV in Europe. Cable TV has a high priority also in the field of software services. To this end, Philips intends to carry out its cable activities with a further partner, United International Holding Inc. (hereinafter referred to as "UIH"), in the form of a joint venture with the presumable corporate name "United and Philips Communications B.V." and corporate seat in the Netherlands (hereinafter referred to as "UPC"). The two shareholders Philips Electronics N.V. and UIH are entitled to implement their participation and carry out their economic activities via subsidiaries, in particular via UPC and/or the latter's (indirect) subsidiary Cable Networks Austria Holding B.V. The said two shareholders, Philips Electronics N.V. and UIH, are obligated to guarantee the contents of this Syndicate Agreement with the reservation that only UIH's financial guarantees can be restricted.

3. OPHI undertakes to ensure that this Syndicate Agreement will be recognized in full by CNA and that CNA will recognize the rights and obligations under this Syndicate Agreement including the contracts and agreements which form integral parts hereof.
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                                      -3-


CNA herewith declares to recognize in full, and to fulfil, this Syndicate Agreement including the contracts and agreements which form integral parts hereof.

4. KTV-Wien declares that it will give its consent to changes under company law in Telekabel Wien GesmbH only if the contents of this Syndicate Agreement as well as of the contracts and agreements which form integral parts hereof remain guaranteed.

5. CNA will ensure that UIH will recognize this Syndicate Agreement in full, subject to the financial restrictions described below.

CNA makes the following known on behalf and in the name of UIH: UIH is a corporation having its seat in Delaware, USA. This corporation will at first own half of the shares in UPC.

UIH takes note of the fact that the consent of KTV-Wien and/or its shareholders to the transfer, from OPHI to CNA, of the shares in Telekabel Wien is subject to the recognition of the representations contained in this Syndicate Agreement. UIH, as the indirect shareholder of Telekabel Wien, recognizes the beneficial relationship which has developed between KTV-Wien and its shareholder as well as the other shareholders of Telekabel Wien and declares to continue this beneficial relationship.

Therefore, UIH undertakes to maintain these contractual obligations and will additionally guarantee them in a separate declaration. Certain conditions, however, restrict UIH's ability to give financial guarantees. Said conditions pertain to the raising of refinancing funds on the US capital market.
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                                      -4-



Taking into account these contractual restrictions, UIH will guarantee to KTV and the City of Vienna that it will comply with its obligations under this Syndicate Agreement and the contracts and agreements which form integral parts hereof.

Consequently, UIH will safeguard the Syndicate Agreement entered into by signing a guarantee and undertakes to exercise its voting right in UPC in such a way that, in its capacity as indirect shareholder of Telekabel Wien, it will fulfil the Syndicate Agreement and all the contracts and agreements in connection herewith and that it will also vote in such manner together with the subsidiary of Philips Electronics N.V., namely Philips Media B.V., or a successor company.

6. OPHI declares on behalf and in the name of Philips Electronics N.V. that the latter company, which holds a direct or indirect interest in Telekabel Wien as a shareholder, will ensure that the contents of this Syndicate Agreement and of the contracts and agreements which form integral parts hereof will be fulfilled.

OPHI will ensure that, also with regard to UIH, Philips Electronics N.V. will vote in such manner that the contents of this Syndicate Agreement will be adhered to.

Consequently, and also in view of the existing joint and several liability with UIH, Philips Electronics shall undertake, both for itself and for its respective companies, be they subsidiaries or other companies under its control, in a separate guarantee that it will be liable jointly and severally for the fulfillment of the obligations taken over from UIH. This joint and several liability also encompasses the recognition and guarantee of the said obligations ("subsidiaries and companies under its control" shall mean exclusively those enterprises which fulfil the tasks under company law of Telekabel Wien GesmbH or its successor company, if any).


7. Any changes under company law concerning Telekabel Wien shall require the consent of KTV-Wien if due to such changes the fulfillment of this Syndicate Agreement would no longer be ensured.

KTV-Wien declares that if it is proven that such changes under company law do not jeopardize the fulfillment of the Syndicate Agreement and the contracts and agreements which form integral parts hereof, it will neither unjustifiably withhold consent nor delay the respective examinations.

Should KTV withhold its consent, the shareholders of UPC may transfer their shares in Telekabel Wien GesmbH to Philips Electronics N.V. and/or to UIH, or to companies which are controlled by them, if these companies recognize in full, and fulfil, this Syndicate Agreement and the contracts and agreements which form integral parts hereof.

CNA declares vis-a-vis KTV that it will also acknowledge and agree to changes under company law in KTV which do not jeopardize the fulfillment of this Syndicate Agreement including the contracts and agreements which form integral parts hereof, and that it will not delay the respective examination.


                                   Article I
                       Bases of this Syndicate Agreement

1. The Contracting Parties agree that the following agreements shall form integral parts of this Agreement:

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                                      -6-

     a) Agreement in Principle on the formation and activities of Telekabel Wien GmbH, dated November 30, 1977;

     b) Agreement between Kabel-TV-Wien GmbH and Telekabel Wien GmbH, dated November 30, 1977;

     c) Dividend Guarantee, dated November 30, 1987, which now applies with legally binding effect for the term of this Syndicate Agreement;

     d) Agreement on the direct use of the rights to receive the cable TV satellite programs, dated December 10, 1987;

     e) Agreement on a lump-sum compensation of the administrative services rendered to Telekabel by the City of Vienna, dated November 23, 1977;

     f) Agreement on a reimbursement of the expenses for Dr. Alfreda Bergmann-Fiala as managing director of Telekabel (or on a reimbursement of the expenses for the managing director nominated by KTV-Wien), dated November 30, 1993;

     g) Agreement on a consideration. As from the entering into force of this Syndicate Agreement, the net consideration of KTV for all foreign TV and radio programs that can be freely received, including the license fees and the reimbursement of the money paid to the postal authorities for the directional radio links, shall amount to a lump sum of ATS 15.00 per subscriber and month, excluding VAT. In the future, this lump-sum amount shall change in proportion to the net fee (i.e. the fee excluding VAT, documentary stamp taxes and transfer duties, user fees, telecommunications charges, copy-right fees and any other duties levied in the future) charged to the
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                                      -7-

     subscribers from time to time. The programs contained in this basic package as well as the respective applicable subscriber fees may only be determined unanimously by the managing directors (see Article IV).

     For interactive services, including all types of pay TV, the reimbursement of the expenses of KTV shall be separately agreed upon for each new service to be introduced, within the meaning of Article 10 of the Agreement in Principle.

     Based on Article 10 paragraph 7 of the Agreement in Principle, it is understood that any agreements with offerors of programs and/or interactive services shall continue to be jointly negotiated and entered into by and between KTV and Telekabel Wien. Telekabel Wien shall be responsible for evaluating the appropriateness and economic efficiency of the consideration for the offerors of such programs and services so agreed; as well as

     h) all existing contracts and agreements which continue to remain in force unchanged in spite of the change in ownership and the discontinuation of the single entity relationship.

2. Program definitions: "Program" shall mean not only the transmission of TV programs but also the commencement and development of all interactive services (including all types of pay TV) directed to the public. The introduction of such services shall also be subject to a unanimous decision by the managing directors (Article IV).

3. Interpretation rules: In this respect, the principles of cooperation contained in the Agreement in Principle and in the contracts and agreements entered into shall be complied with since this Syndicate Agreement has been drawn
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                                      -8-

up on the basis of the existing Agreement in Principle. All further stipulations of this Syndicate Agreement shall also be subject to the principles of the Agreement in Principle. In case of difficulties in interpretation, more recent provisions shall prevail over older ones.


                                  Article II
          Representations and Principles of this Syndicate Agreement

1. OPHI/CNA herewith represent vis-a-vis KTV the following facts regarding Telekabel Wien:

     a) continued, positive further development of Telekabel Wien according to commercial principles;

     b) further technical upgrading in accordance with the standard prevailing in Europe so that also new services - apart from cable TV - may be offered in Vienna, like in other comparable European networks, within the framework of the technical, economic and legal possibilities;

     c) further enlargement and concentration of the cable TV network in Vienna (e.g. in development areas of Vienna, etc.) to the extent this is justified from an economic point of view (e.g. reaching of an adequate number of subscriptions); all this under reference to Article 4 para. 2 of the Agreement in Principle entered into by and between Kabel-TV-Wien and Telekabel Fernsehnetz-Betriebsgesellschaft m.b.H., dated November 30, 1977;

     d) appointment of a qualified management of Telekabel Wien; the spokesperson of the management shall be a distinguished person with a very good command of the German language who has been
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                                      -9-

     successfully active for several years and gathered experience in a comparable field in a responsible position so that fulfillment of the above principles may be expected;

     e) to the extent the activities of Telekabel also involve the interests of KTV and its shareholders, in particular also the interests of the City of Vienna, such interest shall be fully taken into consideration by Telekabel Wien. This includes, in particular, ensuring the continued positive further development of Telekabel Wien, i.e. that the cash-flow generated in Telekabel Wien will be primarily used for reaching the objectives mentioned above (items a) to d)) according to the principles of economic efficiency and appropriateness. This Agreement shall be entered into for the purpose of reaching this objective of economic efficiency while safeguarding in full the interests of KTV-Wien, of its shareholders and, in particular, of the City of Vienna.


                                  Article III
   Safeguarding of the Economic Object and its Continued Further Development

To safeguard the economic object of Telekabel Wien and its continued further development, OPHI/UPC assume the following obligations vis-a-vis KTV:

     a) Pursuant to Article 14 para. 2 of the Agreement in Principle of November 30, 1977, OPHI has assumed the guarantee for the provision of the funds required from time to time to achieve the object of Telekabel Wien and/or the intents and purposes of the Agreement in Principle of November 30, 1977.
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                                      -10-

     b) According to the provision mentioned, this financing guarantee shall not only cover the respective amount of the stated share capital (originally ATS 100.0 million, now ATS 136.0 million) but shall orientate itself on the funds required for a proper operation of the cable network in Vienna.

     c) As of December 31, 1993, Telekabel Wien had own funds in the amount of approx. ATS 337.3 million, which were calculated as follows according to the balance sheet drawn up as of that date:

                                                          approx. ATS million
stated share capital                                             136.0
taxed reserves                                                    13.6

                                                                 149.6

reserves for the capital investment allowance                    187.7

                                                                 337.3


     d) It is understood and agreed between the Contracting Parties that, on account of the regulation on the legal succession contained in Article 16 of the Agreement in Principle, the obligation of OPHI to guarantee financing pursuant to Article 14 para. 2 of the Agreement in Principle of November 30, 1977, in the above-mentioned amount of approx. ATS 337.3 million, shall pass to CNA in the course of the transfer of the 95% corporate share in Telekabel Wien to CNA.

     e) Therefore, the amount of equity of Telekabel Wien so guaranteed shall neither be reduced by a capital reduction nor by a dissolution of reserves for the purpose of distributing profits; moreover, the said amount of equity may not be jeopardized by using operational means for the direct or indirect financing of projects which go beyond the intents and purposes of the Agreement in Principle (e.g. the granting and/or securing of loans or credits for investments and/or participations abroad); this means that the risk of any participations abroad must not be at the expense of the guaranteed amount of equity of the company unless KTV gives its express consent thereto (Article IV).

     f) In case Telekabel is induced by its future majority shareholder CNA, contrary to the mutual intention of the Contracting Parties as expressed above, to commence activities which go beyond the objectives laid down in the Agreement in Principle of November 30, 1977, in particular in fields of activity which are outside the spheres of interest involved when operating the Viennese cable network, and if such activities result in economic losses, the respective reductions in substance shall be made up for in cash by UPC, as the future main shareholder, granting appropriate shareholder's contributions within an adequate period of time pursuant to the financing guarantee given in Article 14 para. 2 of the Agreement in Principle.

     g) CNA shall ensure that Telekabel Wien or any successor company thereto will be provided with the necessary financial means in order to ensure that the cable networks existing in Vienna can be maintained and enlarged. Furthermore, that the agreed-upon purpose and object of the company remain valid and competitive. CNA is expressly obligated to impose the contents of this Syndicate Agreement on its legal successors.

                                   Article IV
                        Declaration of Assistance by KTV

1. KTV declares to assist the shareholder then holding the majority interest in Telekabel Wien in any and all measures in accordance with the principles of economic efficiency and to waive its right of veto as regards any and all business objects that do not concern the interests of KTV and/or its shareholder (City of Vienna) as expressed in the Agreement in Principle and/or this Syndicate Agreement.

2. If the managing directors fail to reach agreement on the management activities, a shareholders' meeting shall be called immediately; in that respect, it is understood that the scope of duties of the managing director delegated by KTV has to be safeguarded in every respect, in view of the Agreement in Principle concluded earlier and this Syndicate Agreement, however, taking into consideration item IV.1 above.


                                   Article V
                             Term of the Agreement

1. This Syndicate Agreement shall enter into force upon execution by the Contracting Parties and shall be effective for the life of the Agreement in Principle. Both Agreements (the Agreement in Principle and the Syndicate Agreement) may be terminated for the first time as of December 31, 2022. Accordingly, the Agreement in Principle dated November 30, 1977, is amended by mutual agreement so that the termination of the Agreement in Principle is also possible for the first time as of December 31, 2022.

2. The parties state that they intend to cooperate within the meaning of this Syndicate Agreement in the territory of the City of Vienna in the area of the transmission and forwarding of programs and interactive services pursuant to item I.2 hereof, even after the expiration of December 31, 2022.

                                   Article VI
                                Final Provisions

1. This Syndicate Agreement may be amended only by mutual agreement. Side agreements shall only be valid if made in writing.

2.  This Syndicate Agreement shall pass to any legal successors in all respects.

3. This Syndicate Agreement shall be valid independent of the legal form given to Telekabel Wien or a legal successor company. Any change of the corporate shares (or the issuance of and subscription to shares, if any) shall require a unanimous decision and KTV shall withhold its consent only for reasons worthy of protection, e.g. if its rights pursuant to the Agreement in Principle are jeopardized.

4. Pursuant to the Agreement in Principle, the managing director delegated by KTV or its legal successor companies, currently Dr. Alfreda Bergmann-Fiala, is entitled and obligated to safeguard the interests of the shareholder KTV in accordance with the Rules of Procedure of Telekabel Wien which will enter into force at the same date. If the legal form of Telekabel Wien is changed from that of a "Gesellschaft mit beschrankter Haftung" (Limited Liability Company) to that of a "Aktiengesellschaft" (Stock Corporation), the shareholders shall ensure that the issue of shares will not lead to any change in the Rules of Procedure for the management of Telekabel Wien which are to be concluded at the same time. This shall also apply to

Telekabel Wien's endowment with capital and to guaranteeing the contents of this Syndicate Agreement.

5. "Contents of this Syndicate Agreement" shall mean the entire contents, i.e. inclusive of the preamble, and thus the preamble shall also be legally binding. The legally binding version shall be the German version. If any provisions of this Agreement are invalid, the validity and legal force of this Syndicate Agreement shall not be affected thereby. The Contracting Parties agree to adjust any invalid provisions to the relevant legal situation by analogy.

6.  This Agreement shall be subject to Austrian law.

7.  The place of jurisdiction shall be the Commercial Court of Vienna.


                                  Article VII
                             Declaration of Consent

1. This Syndicate Agreement shall enter into force upon its signing by KTV and OPHI/CNA as well as upon the delivery of the guarantees to be given to KTV-Wien Ges.m.b.H. by Philips Electronics N.V. and UIH pursuant to items 5 and 6 of the Preamble. Thereby, the consent to the transfer, in one or several steps, of the shares of OPHI to CNA or its affiliated company Telekabel Satelliten-Fernsehnetz Betriebsgesellschaft m.b.H., to any transformation of Telekabel Wien into a stock corporation and back into a limited liability company, to the merger of Telekabel Satelliten-Fernsehnetz Betriebsgesellschaft m.b.H. with Telekabel Wien GmbH (as the surviving company) as well as to the contribution of the CNA shares to UPC shall be deemed to have been granted.

2. All rights and obligations under this Syndicate Agreement as well as under all the related Agreements mentioned in Article I shall pass from OPHI to the new majority shareholder CNA, depriving OPHI of such rights and obligations, as soon as it is proved to KTV that CNA's sole shareholder, UPC, has an equity capital of at least NLG 300 million . Until then, the rights and obligations of the majority shareholder in Telekabel shall be due to the two companies (OPHI and CNA) jointly and severally in the internal relationship vis-a-vis KTV.


Kabel-TV-Wien GmbH                             Osterreichische Philips
                                               Industrie GmbH
2 illegible signatures m.p.                    2 illegible signatures m.p.

Cable-Networks Austria
Holding B.V.
illegible signature m.p.


Vienna, June 28, 1995